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                                                                     Exhibit 5.1

BLAKE, CASSELS & GRAYDON LLP
BARRISTERS & SOLICITORS | PATENT & TRADE-MARK AGENTS

                                            Suite 3500, East Tower, Bankers Hall
                                            855 - 2nd Street S.W.
                                            Calgary, Alberta, Canada
                                            T2P 4J8

                                            Telephone: 403.260.9600
                                            Facsimile: 402.260.9700
                                            www.blakes.com

April 7, 2004



Agrium Inc.
13131 Lake Fraser Drive S.E.
Calgary, Alberta
T2J 7E8

Canada

Ladies and Gentlemen:

We have acted as your Canadian counsel in connection with the preparation of a Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission on or about April 7, 2004 (the "Registration Statement") relating to the sale by you of 10,242,285 Common Shares ("Common Shares") of Agrium Inc., a corporation incorporated under the laws of Canada ("Agrium"), issuable in connection with options (the "Options") granted pursuant to the Agrium Inc. Stock Option Plan (as amended) and the Amended and Restated Agrium Inc. Stock Option and Tandem SAR Plan (collectively, the "Plans") in the manner set forth in the Registration Statement.

We have examined originals and copies, certified or identified to our satisfaction of: (i) the Registration Statement, (ii) the Plans, (iii) Agrium's Articles of Incorporation and By-Laws, (iv) certain resolutions of Agrium's Board of Directors and (v) such other proceedings, documents and records as we have deemed relevant or necessary as a basis for the opinions herein expressed. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof.

Based and relying upon and subject to the foregoing, we are of the opinion that:

1. Agrium has allotted and reserved the Common Shares to be issued and sold upon the exercise of the Options.

2. Upon the exercise of the Options and receipt by Agrium of payment in full for the Common Shares, such Common Shares when sold as contemplated by the Plans will be duly and validly issued as fully paid and non-assessable.

We are solicitors qualified to carry on the practice of law in the Province of Alberta, Canada only and we express no opinion as to any laws, or matters governed by any other laws, other than the laws of the federal laws of Canada applicable therein. We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that


        Blake, Cassels & Graydon LLP is a limited liability partnership under the laws of Ontario

 Montreal o Ottawa o Toronto o Calgary o Vancouver o New York o Chicago o London
                                   o Beijing
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BLAKE, CASSELS & GRAYDON LLP
BARRISTERS & SOLICITORS | PATENT & TRADE-MARK AGENTS

                                                                          Page 2

we are "experts" within the meaning of Section 11 of the United States Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,


Signed "Blake, Cassels & Graydon LLP"